Exhibit 10.31

SBA	U.S. Small Business Administration NOTE
U . S. Small Business Administration

SBA Loan#	59829650-09
SBA Loan Name	Youngevity
Date	March 14, 2013
Loan Amount	$3,625,000.00
Interest Rate	Variable
Borrower	2400 Boswell LLC
Operating Company	Al International, Inc.
Lender	Plaza Bank

1. PROMISE TO PAY :
In return for the Loan, Borrower promises to pay to the order of Lender the amount of Three Million Six Hundred Twenty-five Thousand Dollars , interest on the unpaid principal balance, and all other amounts required by this Note.
2.  DEFINITIONS:

"Collateral" means any property taken as security for payment of this Note or any guarantee of this Note.
"Guarantor" means each person or entity that signs a guarantee of payment of this Note.
"Loan" means the loan evidenced by this Note.
"Loan Documents" means the documents related to this loan signed by Borrower, any Guarantor, or anyone who pledges collateral.
"SBA" means the Small Business Administration, an Agency of the United States of America.

3.  PAYMENT TERMS:

Borrower must make all payments at the place Lender designates . The payment terms for this Note are:
The interest rate on this Note will fluctuate . The initial interest rate Is 5.75% per year . This Initial rate is the Prime Rate in effect on the first business day of the month in which SBA received the loan application, plus 2.50%. The initial interest rate must remain in effect until the first change period begins unless reduced in accordance with SOP 50 10.
Borrower must pay principal and interest payments of $22,805.11 every month beginning two months from the month of Initial disbursement on this Note; payments must be made on the first calendar day in the months they are due.
Lender will apply each installment payment first to pay interest accrued to the day Lender receives the payment, then to bring principal current, then to pay any late fees, and will apply any remaining balance to reduce principal.

Lender and Borrower may agree to pay an additional amount Into an escrow account for payment of real estate taxes and required insurance related to commercial real estate securing the loan. Any such account must comply with SOP 50 10.
The interest rate will be adjusted every calendar quarter (the "change period").
 The "Prime Rate" is the Prime Rate In effect on the first business day of the month (as published in the Wall Street Journal website ) in which SBA received the application , or any interest rate change occurs. Base Rates will be rounded to two decimal places with .004 being rounded down and .005 being rounded up.
The adjusted interest rate will be 2.50% above the Prime Rate. Lender will adjust the interest rate on the first calendar day of each change period. The change in interest rate is effective on that day whether or not Lender gives Borrower notice of the change.
The spread as identified in the Note may not be changed during the life of the Loan without the written agreement of the Borrower .
For variable rate loans, the interest rate adjustment period may not be changed without the written consent of the Borrower. Lender must adjust the payment amount at least annually as needed to amortize principal over the remaining term of the note.
If SBA purchases the guaranteed portion of the unpaid principal balance, the interest rate becomes fixed at the rate in effect at the time of the earliest uncured payment default. If there is no uncured payment default, the rate becomes fixed at the rate in effect at the time of purchase.
Loan Prepayment:
Notwithstanding any provision in this Note to the contrary :
Borrower may prepay this Note. Borrower may prepay 20 percent or less of the unpaid principal balance at any time without notice. If Borrower prepays more than 20 percent and the Loan has been sold on the secondary market, Borrower must:
a.  Give Lender written notice;
b.  Pay all accrued interest; and
c.  If the prepayment is received less than 21 days from the date Lender receives the notice, pay an amount equal to 21 days' interest from the date lender receives the notice, less any interest accrued during the 21 days and paid under subparagraph b., above.
If Borrower does not prepay within 30 days from the date Lender receives the notice, Borrower must give Lender a new notice.
Subsidy Recoupment Fee. When in any one of the first three years from the date of initial disbursement Borrower voluntarily prepays more than 25% of the outstanding principal balance of the loan, Borrower must pay to Lender on behalf of SBA a prepayment fee for that year as follows:
a.  During the first year after the date of Initial disbursement, 5% of the total prepayment amount;
b.  During the second year after the date of Initial disbursement, 3% of the total prepayment amount; and
c.  During the third year after the date of initlal disbursement, 1% of the total prepayment amount.
All remaining principal and accrued interest is due and payable 25 years from date of initial disbursement.
Late Charge: If a payment on this Note Is more than 10 days late, Lender may charge Borrower a late fee of up to 5.00%  of the unpaid portion of the regularly scheduled payment.

4.  DEFAULT: Borrower Is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A.  Fails to do anything required by this Note and other Loan Documents;
B.  Defaults on any other loan with Lender;
c.   Does not preserve, or account to Lender's satisfaction for, any of the Collateral or its proceeds;
D.  Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;
E.  Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;
F.  Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower's ability to pay this Note;
G.  Fails to pay any taxes when due
H.  Becomes the subject of a proceeding under any bankruptcy or insolvency law;
I.  Has a receiver or liquidator appointed for any part of their business or property;
J.    Makes an assignment for the benefit of creditors;

K.  Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower's ability to pay this Note;
L.  Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender's prior written consent; or
M.  Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower's ability to pay this Note.

5.  LENDER'S RIGHTS IF THERE IS A DEFAULT:   Without notice or demand and without giving up any of its rights, Lender may:

A.  Require immediate payment of all amounts owing under this Note;
B.  Collect all amounts owing from any Borrower or Guarantor;
C.  File suit and obtain judgment;
D.  Take possession of any Collateral; or
E.  Sell, lease, or otherwise dispose of, any Collateral at public or private sale, with or without advertisement.
6.  LENDER'S GENERAL POWERS:   Without notice and without Borrower's consent, Lender may:
A. Bid on or buy the Collateral at its sale or the sale of another lienholder, at any price It chooses;
B. Incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Document, and preserve or dispose of the Collateral. Among other things, the expenses may include payments for property taxes, prior liens, insurance, appraisals, environmental remediation costs, and reasonable attorney's fees and costs . If Lender Incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;
C.  Release anyone obligated to pay this Note;
D.  Compromise, release, renew, extend or substitute any of the Collateral; and
E.  Take any action necessary to protect the Collateral or collect amounts owing on this Note.

7. WHEN FEDERAL LAW APPLIES: When SBA is the holder, this Note will be interpreted and enforced under federal law, Including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law .

8. SUCCESSORS AND ASSIGNS: Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9.  GENERAL PROVISIONS:

A.  All individuals and entities signing this Note are jointly and severally liable.
B.  Borrower waives all suretyship defenses.
C. Borrower must sign all documents necessary at any time to comply with the Loan Documents and to enable Lender to acquire, perfect, or maintain Lender's liens on Collateral.
D. Lender may exercise any of its rights separately or together, as many times and In any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them .
E.  Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.
F.  If any part of this Note is unenforceable, all other parts remain in effect.
G.  To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment , demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee; did not obtain, perfect, or maintain a lien upon Collateral; impaired Collateral; or did not obtain the fair market value of Collateral at a sale.

10.  STATE-SPECIFIC PROVISIONS:

California Mandatory Provision:
The following language must appear In all guarantees if any borrower, guarantor or any real estate collateral Is located in California:

  "Guarantor waives its rights of subrogation, reimbursement, Indemnification, and contribution and any other rights and defenses that are or may become available to the guarantor by reason of California Clvll Code Sections 2787 to 2855, inclusive.

  The guarantor waives all rights and defenses that the guarantor may have because the debtor's debt Is secured by real property. This means, among other things:

(1)  The creditor may collect from the guarantor without first foreclosing on any real or personal property collateral pledged by the debtor.
(2)  If the creditor forecloses on any real property collateral pledged by the debtor:
(A) The amount of the debt may be reduced only by the price for which that collateral Is sold at the foreclosure sale, even If the collateral is worth more than the sale price.
(B) The creditor may collect from the guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right the guarantor may have to collect from the debtor .

  This is an unconditional and Irrevocable waiver of any rights and defenses the guarantor may have because the debtor's debt Is secured by real property. These rights and defenses Include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the Code of Civil Procedure.

The guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudlclal foreclosure with respect to security for a guaranteed obligation, has destroyed the guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise."

11.  BORROWER'S NAME(S) AND SIGNATURE(S):

By signing below, each Individual or entity becomes obligated under this Note as Borrower.

BORROWER:

2400 Boswell LLC

By: /s/ Stephan R. Wallach
Stephan R. Wallach, Manager of 2400 Boswell LLC

Addendum to Promissory Note
(Irrevocable ACH Payment Authorization from Borrower Deposit Account)

This Addendum is incorporated into and made a part of that certain Promissory Note dated March 14, 2013 (''Note"), executed by 2400 Boswell LLC, as borrower ("Borrower"), in favor of Plaza Bank, as lender ("Lender"). In the event of any express conflict(s) between the terms and conditions of this Addendum and the terms and conditions of the Note, the terms and conditions of this Addendum shall prevail and control. Except as expressly modified hereby, each and all tenns and conditions of the Note shall remain in full force and effect. The Note, together with all loan and security documents now or hereafter incident thereto or connected therewith (excluding any guaranties of the Note), are herein collectively referred to as the "Loan Documents".

Borrower acknowledges and agrees that the interest rate and other terms and conditions specified in the Note and other Loan Documents are conditioned upon Borrower maintaining at all times until the Note is repaid in full a deposit account established and maintained with Lender or with another bank or financial institution approved by Lender ("Deposit Account") in which Borrower deposits or maintains funds in an amount at least sufficient to fully and timely pay any and all payments as and when due to Lender from time to time under the Loan Documents (including without limitation any balloon payment of principal due at Note maturity, if any). During the continuance of any ACH Payment Default(s) (as defined in the immediately following paragraph), Borrower acknowledges and agrees that ACH Payment Fee(s) shall be payable to Lender as provided in the immediately following paragraph. Borrower agrees to execute any and all ordinary or appropriate documentation requested by the Lender (or its assignee or designee) from time to time in order to establish and maintain automatic payment(s) from the Deposit Account of all payments as and when due under the Loan Documents to Lender (or its assignee or designee) via Automatic Clearing House debit and payment procedures and documentation as the same may exist from time to time ("ACH Payment(s)").  In the event of any express conflict between the terms and conditions of this Addendum and the terms and conditions of any other Deposit Account documentation, the terms and conditions of this Agreement shall control.

Borrower specifically and irrevocably authorizes and instructs Lender (or its assignee or designee) toreceive all payments now or hereafter due under the Note or Loan Documents from time to time directly out of Borrower's funds now or hereafter in the Deposit Account by way of ACH Payments. without any furtherauthorization or instruction from Borrower ("ACH Payment Authorization"), and Borrower agrees to execute anddeliver to Lender (or its assignee or designee) within three (3) business days after request any and all documentsnecessarv or appropriate to effect and maintain the ACH Payment Authorization. Borrower acknowledges, agrees, represents and warrants that (a) any ACH Payments made to Lender (or its assignee or designee) for Note payments are consensual and duly authorized and requested by Borrower, and (b) the ACH Payment Authorization is irrevocable.  Ifdespite the foregoing Borrower at any time attempts or purports to revoke, limit or modify its ACH Payment Authorization, or if Borrower at any time fails to maintain a balance in the Deposit Account sufficient to fully and timely pay all payments as and when due under the Loan Documents, or if Borrower at any time fails to execute and deliver to Lender (or its assignee or designee) within three (3) business days after request any and all documents necessary or appropriate to effect and maintain the ACH Payment Authorization, or if Borrower at any time challenges Lender's rights to receive ACH Payments from the Deposit Account, or ifLender is at any time otherwise fails to receive or is unable to safely receive (as determined by Lender :from time to time) any ACH Payments therefrom, or if Borrower shall make any payment(s) due under the Note other than by ACH Payment(s) from the Deposit Account (the foregoing events being collectively referred to as "ACH Payment Default(s)"), then Borrower acknowledges and agrees that Borrower shall pay Lender (in addition to all other amounts otherwise payable under the Note or other Loan Documents) an ACH payment fee ("ACH Payment Fee")equal to five percent (5%) of the amount of each and all payments due under the Note during the continuance of any ACH Payment Defaults (including without limitation as to each and all Note installment payments and/or any balloon payment of principal due at Note maturity), without any further notice by Lender to Borrower.

If Borrower maintains the Deposit Account with Lender, Borrower hereby grants to the Lender (and shall at all times maintain in favor of Lender) a continuing, perfected, first priority security interest in and to the Deposit
Account and any and all funds at any time deposited therein, and any and all proceeds thereof and any interest and/or accruals thereon, for purposes of securing any and all obligations now or hereafter owing by Borrower to Lender under the Loan Documents.  IfBorrower maintains the Deposit Account with Lender, Borrower shall take any and all actions and execute such documents as Lender may request from time to time in order to perfect and/or confirm perfection of Lender's security interest and other rights in the Deposit Account and/or the funds now or hereafter therein . IfBorrower maintains the Deposit Account with Lender, Borrower acknowledges and agrees that Lender has and shall at all times have a perfected first priority security interest by reason of Lender having control over the same, including without limitation as provided in California Commercial Code section 9104(a)(l).

Borrower hereby waives any and all rights and defenses it has or may hereafter have under California Code of Civil Procedure section 726 et seq. and/or present or future case law thereunder, including without limitation the "one action rule" thereunder {i.e., collectively, "CCP 726") which may now or hereafter exist in any manner or way by reason of the establishment or maintenance of the Deposit Account, the receipt by the Lender (or its assignee or designee)_of any funds therein, the ACH Payment Authorization, and/or any ACH Payments made or received by Lender (or its assignee or designee) thereunder from time to time. Borrower forever waives and relinquishes and agrees not to raise or assert any rights or claims Borrower might now or hereafter have had at any time under or in connection with CCP 726 as regards any ACH Payments made or received by Lender (or its assignee or designee)_at any time(s), and and/or the application by the Lender (or its assignee or designee)_to the obligations owing by Borrower under the Loan Documents of any funds and/or other amounts now or hereafter deposited or accruing in the Deposit Account.  Borrower specifically acknowledges and agrees that the deposit and maintenance of funds in the Deposit Account and the making of ACH Payments to Lender (or its assignee or designee) thereunder pursuant to the ACH Payment Authorization is consensual and being done at the irrevocable request, authorization and instruction of Borrower.  The aforesaid release and waiver of rights and defenses under Code of Civil Procedure section 726 is for full, fair and separate consideration . The ACH Payments and ACH Payment Authorization is merely a payment mechanism requested and agreed to by Borrower in order to obtain a lower interest rate under the Note than would otherwise apply thereunder, and in no event may Borrower (or its/his/her/their heirs, successors or assigns) claim or assert that the lien of any Deed of Trust now or hereafter securing the Note is adversely affected, released or impaired by reason thereof, or that such ACH Payments constitute a setoff or other nonconsensual payment to Lender (or its assignee or designee).

Borrower acknowledges and agrees that this Addendum (including without limitation the provisions hereof concerning the Deposit Account, the ACH Payments, and the irrevocable ACH Payment Authorization and the waivers and agreements of Borrower herein) are of material benefit to Borrower, in that Lender would not be willing to make the loan evidenced by the Note or agree to the interest rate otherwise accruing thereunder without the terms and conditions of this Addendum being fully valid and enforceable at all times.  If for any reason any provision(s) of this Addendwn are deemed or found to be unenforceable or are challenged by Borrower for any reason(s), then Lender may declare the entire balance due under the Note immediately due and payable, in addition to all other rights and remedies of Lender at law or in equity.

Lender's rights and remedies under this Addendum are cumulative and in addition to any and all Lender's rights and remedies under the Note, any other Addenda thereto, and/or the Loan Documents.

Dated: As of March 14, 2013

"Borrower"

2400 Boswell LLC
/s/ Stephan R. Wallach
Stephan R. Wallach
 MANAGER